Exhibit 10.13

EXECUTION VERSION

LEASE AGREEMENT

hereinafter referred to as “Agreement”

concluded by and between

CTP Heršpická, spol. s r.o.

a company existing under the laws of the Czech Republic

Identification No.: 27601641

with its registered seat at Praha 1, Národní 41/973, PSČ 11000 entered into the Commercial Register kept at the Municipal Court in Prague, Section C, File No.: 118130

represented by Mr. Tohái Velemínský and Ing. Jiří Richter, both Executive Directors

(hereinafter referred to as the “Lessor”)

and

Edwards Services, s.r.o.

a company existing under the laws of the Czech Republic

Identification No.:  27764907

with its registered seat at Lutín, Jana Sigmunda 300, PSČ 78349 entered into the Commercial Register kept at Regional Court in Ostrava, Section C, File No.: 41294

represented by Jan Vymazal, executive director

(hereinafter referred to as the “Lessee “)

(the Lessor and the Lessee hereinafter jointly referred to as the ‘Parties’ and individually as the ‘Party’)

RECITALS

A.                         CT Brno Heršpická, spol. s r.o. Identification No.:  26047772,  is the owner of the land plot no. 115/68 located in the cadastral area of Štýřice, municipality of Brno, district Brno-mĕsto maintained by the Cadastral Office for South Moravian Region, Cadastral Office Brno-mĕsto (hereinafter referred to as the “Land”).

B.                           The Lessor is the owner of the building reg.no. 879 known as IQ Building E built on part of the above mentioned Land (hereinafter referred to as the “Building”).

C.                           The Land and the Building form an integral part of the office complex in Brno known as Spielberk Office Centre.

D.                          The Lessor shall enable to the Lessee free and unrestricted access to the Building 24 hours a day and 365 days a year by all access roads.

I.

LEASED PREMISES

1.1                      The Lessor hereby leases to the Lessee and the Lessee hereby leases from the Lessor Premises in the Building as specified below:

•        the office premises on the 7th floor (8th floor above ground) of the Building with a total leased area of 886 sq m which is specified on the enclosed plan (Enclosure A hereto) (hereinafter referred to as the “Offices”); and

•     utilities/sanitary facilities jointly with corridor on the 7th floor (8th floor above ground) of the Building with a total leased area of 50  sq m which is specified on the enclosed plan (Enclosure A hereto) (hereinafter referred to as the “Utilities/sanitary facility”); and

•    seven (7) secured car parking places as specified an outlined in the Enclosure G hereto (hereinafter referred to as the “Parking places”)

(Offices, Utilities/sanitary facility, Parking places are hereinafter jointly referred to as the “Premises”).

1.2                      The Lessee shall be also entitled to share use of the common area of the Buildings (such as vertical communications, entrance on first floor) in extent needed for use of the Premises. For use of the common area the Lessee shall pay to the Lessor the add-on-factor of 8 % of the rent for Premises (see Article V. hereof).

The Lessor also secures to the Lessee an unrestricted access to the Spielberk Office Centre, namely to the Premises, by foot and car or any other vehicle from the nearest public road and the adequate services of public transportation to the Spielberk Office Centre.

1.3                       The equipment and fittings of the Premises which belong to the Lessor and which the Lessee is entitled to use are specified in Enclosure B (“Equipment & Fittings’). The rent under this Agreement was agreed upon taking into account the right of the Lessee to use the Equipment & Fittings.

1.4                       The Lessee hereby accepts the Premises and the Equipment & Fittings from the Lessor and as of the handover date the Lessee shall confirm that it has duly examined the Premises and the Equipment & Fittings and become familiar with condition thereof by signing the handover protocol. The Lessee considers the Premises as being adequately described in Enclosures A, B and G and therefore the Lessee confirms that it may not raise any claims concerning the size and/or the specification of the Premises and/or the Equipment & Fittings.

1.5                       The Lessor hereby declares that the Building and the Premises is suitable for the use in accordance with this Agreement and that all necessary administrative permits such as occupancy permit (“kolaudační rozhodnutí’) for the use of the Building has been issued. A copy of the use permit is attached as the Enclosure C hereto.

II.

PURPOSE OF THE LEASE

2.1                       The Premises without the Parking places shall be used by the Lessee as offices to conduct its business in accordance with the Lessee’s scope of business as defined in the Extract from the Commercial Register attached as the Enclosure D hereto and in business licenses and concessions and other permits and in accordance with the administrative permits regulating use of the Building. The Parking places shall be used by the Lessee for motor vehicles parking.

2.2                       The Lessee shall secure and maintain at its own cost and risk all necessary business licenses, concessions or other administrative permits and licences for its business to be conducted in the Premises.

III.

DURATION OF THE LEASE

3.1                       This Agreement is concluded for a definite period of time from 12th September 2011   (hereinafter referred to as the “Commencement date”) until 31st March 2020 (hereinafter referred to as the “Term”).

3.2                       Break option — 4th /6th anniversary: The Lessee shall be entitled to terminate the Agreement at the (i) fourth (4th) anniversary of the Commencement date provided that the Lessee delivers a written notice thereabout twelve (12) months before the fourth (4th) anniversary of the Commencement date; or (ii) sixth (6th) anniversary of the Commencement date provided that the Lessee delivers a written notice thereabout twelve (12) months before the sixth (6th) anniversary of the Commencement date. Should the lease be terminated at the fourth (4th) anniversary or sixth (6th) anniversary of the Commencement date, the Lessee is not obliged to pay any breaking fee.

3.4                       The Parties hereby agree that in case the Lessee will lease other premises with a minimum size of 150% of the Premises (without the Parking places) - as defined in the Article I, Clause 1.1 hereof -  situated within CTP Network, i.e. CTParks and CTPoints being owned by the Lessor or any other company or legal entity established pursuant to paragraph 66a of the Czech Commercial Code as the Lessor (hereinafter referred to as the “New Lease Agreement”), the Agreement shall be terminated as of the conclusion of the New Lease Agreement if the Lessee informs the Lessor at least eighteenth (18th) month in advance about the intention to conclude the New Lease Agreement.

IV.

HANDOVER OF THE PREMISES

4.1                       The Premises shall be handed over by the Lessor to the Lessee on the Commencement date at the latest.

4.2                       At the time of scheduled hand-over a protocol shall be signed, in which the state as well as all defects of the Premises, readings of any meters installed to record the consumption of utilities, handover of all keys and electronic security cards and handover of all technical or other instruction manuals will be recorded. The Lessee shall only be obliged to take over the Premises if they are free from substantial defects at the time of the scheduled handover. Substantial defects shall be deemed to be such defects which (i) limit the ability of the Lessee to use the Premises or their part to carry out its business and/or (ii) if the aggregate costs for repair of these defects exceed EUR 10 000 (in words: ten thousand Euro), and in either case (ii) the repairs would take more than fourteen (14) days.  The Lessor is obliged to repair all defects within 30 days after the hand-over at the latest. If the defects are not repaired within this period of time, the Lessee is entitled to repair the defects by its own at the costs of the Lessor. The Lessor is obliged to reimburse the costs of the Lessee within 30 days after the receipt of the invoice.

V.

RENT

5.1     The rent to be paid by the Lessee for the use of the Premises from the Commencement date shall be as follows:

(i)                                    rent for the use of Offices amounting to 11,99 EUR (in words: eleven Euro ninety nine Cents) per sq m/month plus 8% add — on — factor for the use of the common area, in total amount of 11.472,99 EUR (in words: eleven thousand four hundred and seventy two Euro ninety nine Cents) per month plus VAT (hereinafter referred to as the “Rent for the use of Offices “); and

(ii)                                 rent for the use of Utilities/sanitary facility amounting to 11,99 EUR (in words: eleven Euro seventy five Cents) per sq m/month plus 8% add — on — factor for the use of the common area, in total amount of 647,46  EUR (in words: six hundred and forty seven Euro forty six Cents) per month plus VAT (hereinafter referred to as the “Rent for the use of Utilities/sanitary facility”); and

(iii)                              rent for the use of Parking places amounting to 96,90  EUR (in words: ninety six Euro ninety Cents) per one parking places/month, in total 678,30 EUR (in words: six hundred and seventy eight Euro thirty Cents) per month plus VAT (hereinafter referred to as the “Rent for the use of Parking places”).

The total monthly rent for the Premises therefore amounts to 12.798,75 EUR (in words: twelve thousand seven hundred and ninety eight Euro seventy five Cents) plus statutory VAT (hereinafter referred to as the “Rent”).

Rent Discount: Notwithstanding the foregoing, the Lessee is granted with 100% discount on Rent for the first two months as of the Commencement date.

The Rent does not include specified operating park management services/service costs listed in the Article VI. hereof.

The Rent shall be paid quarterly in Euro.

5.2         If the Commencement Date does not fall on the beginning of a quarter of the calendar year, the pro-rata share of the Rent for such quarter of the year shall be paid within 15 (fifteen) days after the Commencement Date.

5.3         The Rent shall be paid according to the invoice of the Lessor by wire transfer into such bank account as the Lessor shall specify on that invoice. The Lessor will provide the Lessee with an invoice that will fulfil the requirements of a tax document under the Czech tax law. The issue of an invoice shall be a pre-condition for the obligation to pay the Rent. The Lessee is obliged to pay the Rent only if it is provided with a valid invoice in accordance with this Clause. The day on which the payment has been credited to the Lessor’s bank account is relevant for the consideration whether the payment was or was not effected in due time. The day of the taxable fulfilment for the purposes of the VAT-Act shall be the first day of each calendar quarter of a year. The Lessor shall issue the respective invoice for each calendar quarter at the latest on the 1st day of the 1st month of the respective quarter and the invoice shall be due within 15 days.

5.4                      If during the term of this Agreement due to fault of the Lessor the Lessee:

(i)                  is unable to use the Premises for more than seven days, or

(ii)               cannot use any connection to the public suppliers of utilities for more than seven days ,

then the Rent shall be reduced in the proportion corresponding to proportion of the non-usable area to the total area of the Premises.

5.5                      The Rent and service costs pursuant to Article VI hereof shall be continuously increased every year by an annual rate of inflation for the previous year expressed by the gain of average annual index of the consumer price (in Czech: “podle roční míry inflace za předcházející kalendářní rok, vyjádřené přírůstkem průmĕrného ročního indexu spotřebitelských cen”) stated by Český statistický úřad, however, always with a minimum increase of 2% p.a. and maximum increase of 4% p.a. The indexation shall take place on every anniversary of the Commencement date of each year of duration of lease hereunder; the first indexation shall thus take place on 1st August 2012. The Rent and service costs increase shall be carried out automatically. The Lessor is not obliged to give any corresponding statement.

VI.

SERVICE COSTS

6.1         Apart from the Rent the Lessee shall pay to the Lessor the certain part of the park management services costs expended by the Lessor in connection with the operation of the Building and common areas of the Spielberk Office Centre as specified in the Enclosure H hereto (the Lessor is in the Enclosure H marked as “CTP”, the Lessee is marked as “Tenant”) (hereinafter referred to as the “park management services” or “service costs”).

6.2                       The payment of service costs shall be fixed at 3,00 EUR (in words: three Euro) per sq metre of the Premises, in total 2.808.00 EUR (in words: two thousand eight hundred and eight Euro) per month plus VAT to be paid in addition to the Rent. The payment of service costs shall be paid by the Lessee as of the Commencement date.

6.3                       Invoicing and valorisation of the service costs shall be governed by the applicable provisions of the Article V. hereof.

6.4                       The Lessee shall be obliged to conclude a separate contract with the electricity supplier and pay costs for the electricity consumption for the electricity consumed by the Lessee’s appliances installed within the Premises, based on appropriate measuring of the consumed electricity and connection costs based on the actual amount of consumed utilities determined by the meters installed in the Premises.

6.5                       The Lessee is obliged to pay the proportional part of costs for heating supply and air-conditioning calculated based on the proportion of rented Premises without Parking places and the whole rentable area of the Building. The Lessee shall be obliged to pay the respective invoices for these supplied utilities within 15 (fifteen) days after delivery of the invoice to the Lessee.

6.6                       The Lessee is obliged to secure the internal cleaning of the Premises at its own costs.

VII.

JOINT PROVISIONS FOR PAYMENTS

7.1                       For any delay with a due payment under this Agreement that has been caused by the Lessee, the Lessee shall be obliged to pay the delay interest, but not less than a minimum of 1% per month of delay. Such a minimal delay interest shall be calculated on the daily base, i.e. 1% divided by the real number of calendar days of the respective month.

7.2                       If the Lessee is in delay with any of its financial obligations under this Agreement, the Lessor cannot refuse partial payments. In such a case the partial payments will be accounted primarily to interests accrued on due payments, then on outstanding service costs and only after coverage of all outstanding service costs and interests the incoming payments will be accounted to the Rent.

7.3                       All of the Lessee’s payments shall be made by wire transfer to the bank account notified by the Lessor and will be received net by the Lessor and free of any charge for the Lessor.

VIII.

SUB-LEASE/ASSIGNMENT

8.1                      The Lessee shall be entitled to further sub-lease the Premises whether in full or in part upon prior written approval of the Lessor; the consent shall not be unreasonably withheld.

8.2                       The Lessee shall be entitled to assign and transfer all rights and obligations under this Agreement to any entity controlled by, controlling or under common control of the Lessee pursuant to the § 66a of the Act no. 513/1991 Coll., the Commercial Code, as amended (hereinafter referred to as the “Lessee Affiliate”), under the fulfillment of the following conditions:

(i)                  the Lessee shall inform the Lessor in writing about any contemplated assignment of rights and obligations under this Agreement to any Lessee Affiliate at the latest thirty (30) days prior such assignment of rights and obligations under this Agreement to the Lessee Affiliate (hereinafter referred to as the “Day of assignment”);

(ii)               at the time of a such assignment of rights and obligations under this Agreement, shall have the same or better financial standing than the Lessee had at the time of concluding hereof, or at least be provably able to duly and timely fulfill any and all obligations of the Lessee arising hereof during whole lease term;

(iii)            prior the Day of assignment all payable financial obligations of the Lessee, especially the Rent, arising out of or howsoever connected with this Agreement and existing as of the Day of assignment shall be paid to the Lessor in accordance with this Agreement;

(iv)           prior the Day of assignment the valid Guarantee securing from the Day of assignment fulfillment of all financial obligations of the Lessee Affiliate arising out of this Agreement shall be delivered to the Lessor.

Only if all the conditions mentioned under the letters (i) to (iv) are fulfilled as of the Day of assignment, the Parties hereto and the Lessee Affiliate shall enter into the amendment to this Agreement upon which all rights and obligations of the Lessee shall be transferred to the Lessee Affiliate, which shall take over all rights and obligations of the Lessee arising from this Agreement. The Lessee undertakes to ensure that any Lessee Affiliate assumes fully and unconditionally the rights and obligations arising from this Agreement.

In case the conditions mentioned under the letters (i) to (iv) are not fulfilled, the assignment of rights and obligations to the Lessee Affiliate shall not be effective vis-a-vis to the Lessor, and the Lessee shall stay the contractual Party hereto.

8.3                      The Lessor shall be entitled to transfer all rights and obligations under this Agreement to any company or other legal entity belonging to the same group of companies established pursuant to the paragraph 66a of the Czech Commercial Code as the Lessor (hereinafter referred to as the “New Lessor”). The Lessor shall be obliged to inform the Lessee about such contemplated transfer of rights and obligations arising out of this Agreement in advance. As of the Day of assignment, the Parties hereto and the New Lessor which shall take over all right and obligations of the Lessor arising from this Agreement shall enter into the amendment to this Agreement upon which all rights and obligations of the Lessor shall be transferred to the New Lessor, which shall take over all rights and obligations of the Lessor arising from this Agreement.  Conclusion of the aforementioned amendment cannot be by the Lessee unreasonably withheld.

IX.

TERMINATION

9.1                      The Lessor may terminate this Agreement upon 30 (thirty) days notice by registered letter for the following reasons:

(a)                       The Lessee is in default with the fulfilment of a financial obligation due under this Agreement for more than 30 (thirty) days after being notified of such default by the Lessor in writing;

(b)                      The Lessee breaches its obligation to (i)  use the Premises in compliance herewith and has failed to remedy such breach within 30 (thirty) days of being notified of the same by the Lessor in writing; and (ii) provide the Lessor with a guarantee pursuant to Article XIX hereof;

(c)                       The Lessee sub-leases the Premises without the prior consent of the Lessor and fails to remedy such breach within 30 (thirty) days of being notified of the same by the Lessor in writing;

(d)                      The Lessee carries out substantial structural changes on the Premises without the prior consent of the Lessor and fails to remedy such breach within 30 (thirty) days of being notified of the same by the Lessor in writing;

(e)                       The Lessee or persons using the Premises repeatedly violate the right of other tenants in the Spielberk Office Centre of quiet enjoyment of their premises, despite being notified of such violation by the Lessor in writing;

(f)                         A declaration of insolvency in accordance with the Act No. 182/2006 Coll., on Insolvency and Its Resolution, as amended, is issued by a court with respect to the Lessee, or a court denies a motion for a declaration of insolvency due to the lack of property to cover the costs associated with insolvency proceedings; or the Lessee itself files a petition for a declaration of insolvency over its property; or a receiver or administrative receiver of the Lessee is appointed; or a resolution on the winding-up of the Lessee, either compulsorily or voluntarily, (except for the purpose of amalgamation or merger) is adopted;

In case of the premature termination of this Agreement by the Lessor in accordance with the above stipulated provisions the Lessee is obliged to pay to the Lessor the contractual penalty in the amount equal to five (5) year Rent payments applicable on the day of delivery of termination notice, but not more than the remaining Rent to be paid until the expiry of the Term,  payable until the lapse of the Term hereof within 7 days after delivery of the termination notice.

9.2                       The Lessee may terminate this Agreement upon 30 (thirty) days notice for the following reasons:

(a)                       The Lessee has not, due to the fault of the Lessor, been able to use the whole Premises or has no access to the Premises for a consecutive period of more than 30 (thirty) days;

(b)                      The Lessee has not, due to the fault of the Lessor, been able to use any connection to the public suppliers of utilities for a consecutive period of more than 30 (thirty) days;

(c)                       The Lessor has repeatedly grossly violated its material obligations under this Agreement for a consecutive period of 15 (fifteen) days or more, and does not initiate necessary measures to remedy the respective default after receipt of a written reminder and a grace period of 14 (fourteen) days;

and the Lessor does not rectify such default situation within 30 (thirty) days after receipt of a written reminder from the Lessee describing the default of the Lessor and including the notice that due to such default this Agreement may be prematurely terminated.

In case of the premature termination of this Agreement by the Lessee in accordance with the above stipulated provisions, the Lessor shall pay to the Lessee the contractual penalty amounting to double daily Rent (daily Rent calculated as a quotient of the yearly Rent specified in Article V. hereof applicable at the date of termination and no. 365) for each day of delay with the rectification of default up to the maximum amount of twelve (12) monthly Rent payments applicable on the day of delivery of the termination notice, but not more than the remaining Rent to be paid until the expiry of the Term.

9.3                      The Lessor shall not be obliged to pay any contractual penalty hereunder provided it cannot fulfill its obligations hereunder due to reasons of force majeure.

9.4                      The premature termination of this Agreement by the Lessee under Clause 9.2 above shall be without prejudice to any other remedy to which the Lessee is or may be entitled under this Agreement or at law, unless explicitly agreed otherwise by the Parties.

X.

COMMON AREAS AND LESSOR´S CONSTRUCTION IMPROVEMENTS

10.1                The Lessor shall be entitled to issue and change guidelines for the use of all common areas and facilities and all such guidelines and updates shall be promptly provided to the Lessee. The guidelines shall not limit the Lessee’s rights as specified under this Agreement and by law. The Lessee shall be obliged to acquaint himself with the house rules for the Building and shall abide by them.

10.2                All free-access areas, driveways, ramps, pedestrian passages and other common-use areas can be used upon the Lessor’s discretion, such usage shall, however, not limit the Lessee’s rights as specified under this Agreement and by law.

10.3                The Lessor is obliged to ensure the fulfillment of the duties arisen to the Lessor in connection with the Fire Prevention Act No. 133/1985 Coll., as amended, Section 2(2), i.e. to ensure the fire protection of the common areas of the Building. The Lessee is obliged to ensure the fulfilment of the duties arisen out of the legal Act mentioned above in the leased Premises which the Lessee conduct its business activities.

10.4                In order to allow for the Lessee’s use of the Premises as agreed, the Lessor shall provide for relevant measures to restrain inappropriate use of all common facilities by third persons, if so notified by the Lessee in writing.

10.5                Upon the prior written consent of the Lessee, such consent not to be unreasonably withheld or delayed, the Lessor shall be entitled to perform any construction modifications or improvements of the Premises/common areas and facilities, to relocate or remove existing facilities and to change their intended use. The Lessor shall use all efforts to ensure that the Lessee’s use of the Premises/common areas and facilities shall as much as possible remain unrestricted. In case that any structural construction, technical modifications or any other works in the leased Premises commissioned and paid by the Lessee meet the conditions of being classified as technical improvement as defined in the Section 33 of Act 586/1992 Coll, on Income Taxes, as amended (“ the Lease Improvements”), then the Lessor grants the Lessee consent to depreciate such Lease Improvement for tax purposes in compliance with Section 28(3) of the Act No. 586/1992 Coll., on Income Tax, as amended.

10.6                 If the Lessee’s advertisement items interfere with repair activities, they shall be relocated for the period of the repair to a place to be mutually agreed between the Lessor and the Lessee.

10.7                 In case of any failures of any of the technical facilities, such as power or water supply interruption or breakdown of buried services, the Lessor shall initiate the removal of damages without undue delay.

XI.

MAINTENANCE OF THE PREMISES

11.1                 The Lessee shall perform (at its own expense) maintenance, safety checks/controls and repairs of the Premises or Equipment & Fittings pursuant to Enclosure H hereto (“CTP” means the Lessor and “Tenant” means the Lessee). If the costs of repair of a defect of the Premises or Equipment & Fittings not caused by the Lessee, by the operation of its plant, by his staff, customers, suppliers and/or visitors exceeds an amount of 5.000,00 EUR (in words: five thousand) per item and 10.000,00 EUR (in words: ten thousand) as aggregate amount per year, the amounts in excess shall be paid by the Lessor.

The Lessee shall not be obliged to bear repair costs for any defects which are covered by the contractor’s, supplier’s or seller’s guarantee.

11.2                 The Lessee shall moreover provide for the repair or replacement of the Equipment & Fittings and original equipment of kitchen appliances due to damage caused by the Lessee or excessive wear and tear. The Lessee shall consider the existing standard of facilities when performing maintenance and repair works.

11.3                 The Lessee shall be obliged not to overcharge the power grid over the power rating value specified for the Premises. Existing supply systems can be utilised, but only to the extent that they are not overstrained.

11.4                 The Lessee shall ensure that the weight of his furniture etc. does not exceed the floor load limits as specified by the authorities of which the Lessor shall inform the Lessee before the Commencement Date.

11.5                 The Lessor’s maintenance obligations for the Premises are the following (unless damaged by the Lessee or his staff, customers, suppliers and/or visitors):

(i)                                     Maintenance and repair other than day to day repair and maintenance as specified in Clause 11.1 above;

(ii)                                  Facade and construction parts of the Premises;

(iii)                               The main common utility systems including the power distribution and transformer facilities, ventilation and cooling and air conditioning systems;

(iv)                             Fire prevention systems for the common areas; and

(v)                                 The common water pumps, meters (unless owned by the Lessee) or suppliers of water, gas, electricity.

11.6                 The Lessee shall inform the Lessor about any identified substantial damage to the Premises even if the Lessee is obliged to remedy it himself. If such information is delayed or not given at all and this failure prevents the Lessor from providing appropriate remedy, then the Lessee will be liable to provide for adequate and reasonable compensation to the Lessor.

11.7                 The Lessor shall not be liable for damages to any items brought into the Premises by the Lessee, his staff, representatives or customers which have been caused by theft, fire or consequences thereof, unless they have been caused intentionally by the Lessor, his employees or by the Lessor’s gross negligence.

11.8                 If the Lessee fails to meet his obligations as defined herein despite written notification and after setting an adequate time to remedy his default, the Lessor may have the respective works performed at the Lessee’s costs, such costs to be reasonable.

XII.

STRUCTURAL AND NON — STRUCTURAL CHANGES, INTRODUCTION OF MACHINERY

12.1                 The Lessee is entitled to perform non-structural changes (other than specified under 12.2 below) to the Premises, including technical improvements and changes upon the previous written notice given by the Lessor to the Lesssee at the latest ten (10) days prior performing of such changes or installation (hereinafter referred to as the “Non-structural changes”). Such notice shall include exact technical specification of the Non-structural changes, time schedule of their performance and estimated costs.

12.2                 The structural changes concerning the core of the Building or Premises or requiring a building permit (in Czech “Stavební povolení”) issued by the building authority, or a notification (in Czech “Ohlášení”) to the building authority (hereinafter referred to as the “Structural changes”) shall only be performed by the Lessee upon previous written consent of the Lessor given prior applying for a building permit or notification to the building authority. The Lessor shall not refuse to give such consent without a serious reason.

12.3                 All the permits and approvals or notifications required for the Non-structural and Structural changes shall be obtained by the Lessee at its own expense; the Lessor undertakes to provide the Lessee with all reasonable co-operation necessary for obtaining such permits. The accounting write-offs of the constructional adaptation cost in this case are included in the accounting of the Lessee.

The Lessee shall document all the Structural changes undertaken by it in the form of building plans and shall provide the Lessor with a copy of such plans free of charge.

12.4                 Should the Lessee perform or start to perform the Non-structural or Structural changes to the Building and/or Premises without prior notification of the Lessor or obtaining of prior consent of the Lessor in accordance with Clauses 12.1 and 12.2 hereof, the Lessee shall be responsible for any and all damage of the Building and/or Premises caused by such changes to the Building and/or Premises. Furthermore, the Lessee shall be obliged to make good such damage caused by Non-structural or Structural changes at its own costs without undue delay.

12.5                The Non-structural or Structural changes of any kind shall be carried out by the authorized companies while observing all applicable legal regulations solely at the expense and risk of the Lessee.

12.6                 Structural changes and/or Non — structural changes performed by Lessor on request of the Lessee: The Lessee is entitled to request changes in the Premises to be performed by the Lessor (hereinafter referred to as the “Requested Changes”) during the whole term of lease.

The Lessor is not obliged to start with implementation of the Requested Changes until the Lessee approves any and all reasonable costs of the Requested Changes in written. The Lessor is not obliged to accept the obligation to implement the Requested Changes before the Parties reach mutual agreement on the time frame and price of implementation of Requested Changes. The Lessee shall pay for the Requested Changes in the form of a lump sum; in such case the Parties agree the Lessor shall issue an invoice, in which it accounts the costs for Requested Changes in the Premises including a coordination fee 10% calculated from the construction cost of the Requested Changes (covering the permitting and project management work of the Lessor). The Lessee undertakes to pay the Lessor final documented price contained in the relevant invoice within 14 (fourteen) days after the invoice is issued by the Lessor and delivered to the Lessee; 50% of the total costs of Requested Changes shall be paid by the Lessee before the Lessor starts to work on the Requested Changes and 50% of the total costs of the Requested Changes shall be paid by the Lessee after the Requested Changes are completed.

12.7                 At the termination of the Agreement the Lessee shall be obliged to either (i) remove all Non-structural and Structural changes at its own expense in order to restore the Building to its original condition or (ii) leave after the agreement with the Lessor the Non-structural and Structural changes in the Building and/or Premises.

XIII.

INSURANCE

13.1                 The Lessor has procured conclusion of a general insurance against damage of the Building by fire, water, storm and breaking of glass and third-person liability insurance. Copies of the insurance certificates in respect of such insurance shall be provided to the Lessee on his request.

13.2                 The proceeds of any claims made under any insurance policies that the Lessor has or should have concluded under this Agreement shall be deducted from any claims the Lessor may have against the Lessee in respect of the same subject matter.

13.3                 The movable assets brought into the Premises by the Lessee or construction changes made by him or on his behalf will not be included in the Lessor’s insurance policy. The Lessee shall be obliged to obtain and keep in force at its own expense an adequate insurance against damage and loss of property of the movable assets brought into the Premises and against damage of constructional changes made by him or on his behalf. The Lessee shall deliver to the Lessor a copy of the policy certificate in respect of such insurance policies.

XIV.

INSPECTION BY THE LESSOR

14.1                 The Lessor and his representatives are entitled to inspect the Premises accompanied by the representative of the Lessor based on 2 (two) working days prior notice of the Lessor any time within usual working hours. Only in case of emergency may the Lessor access the Premises outside of usual working hours and without prior notice to the Lessee.

14.2                 In case of emergency, if at the time of required access to the Premises no porter service will be provided and the Lessee can not be notified, third parties like in particular police and/or fire brigade may be involved by the Lessor to enter the Premises at the Lessee’s costs; however, the Lessor shall make good all damage caused by such entry to the Premises at the Lessor’s entire cost.

14.3                 Within the notice period and until effective termination of this Agreement, the Lessee shall be obliged to allow access to the Premises to those interested and authorised by the Lessor. Such inspection can be performed upon prior agreement with the Lessor and on working days from 8 a.m. to 6 p.m. and shall not affect Lessee`s rights from this Agreement.

XV.

RETURN OF THE PREMISES

15.1                 Upon expiration or termination of this Agreement, the Lessee shall return the Premises to the Lessor in a clean and tidy condition in the same state as at the time of the Commencement Date under consideration of normal wear and tear. If the Premises show wear and tear in excess to that, the Lessor is entitled to charge reasonably necessary repair costs to Lessee and the Lessee shall be obliged to bear these costs, such costs to be reasonable.

15.2                 Upon return of the Premises to the Lessor, the Lessor and the Lessee shall agree upon and sign a handover protocol, in which the state as well as all defects of the Premises that the Lessee is liable to repair, readings of any meters installed to record the consumption of utilities, handover of all keys and electronic security cards and handover of all technical or other instruction manuals will be recorded.

15.3                 Upon return of the Premises, the Lessor shall return all keys to external doors and electronic cards, including duplicates, to the Lessor.

15.4                 If the Lessee is delayed in returning and vacating the Premises after expiration or termination of this Agreement, unless such delay is agreed by the Parties in writing, the Lessee shall be obliged to pay to the Lessor a monthly contractual penalty amounting to twice the Rent for the period of delay until the Premises have been returned to the Lessor. In case such delay does not last for a whole month(s), the Lessor shall be entitled to a proportional penalty for each day of delay.

15.5                 Unless agreed otherwise in writing, the Lessee shall be entitled to decide whether any alterations, technical improvements, finishes and fixtures made after the date hereof in the Premises which were provided by the Lessor, (i) will be removed by the Lessee at his expense prior to termination of this Agreement or (ii) will remain in the Premises. In the second case the Parties shall agree the conditions under which the Lessee’s Improvements shall remain in the Premises. The provisions of this clause hereof shall be also effective after the expiry or termination of this Agreement.

XVI.

INDEMNITY

16.1                Lessee shall indemnify, defend, save and hold Lessor as well as the Lessor’s representatives or employees harmless from and against all losses, demands, claims, payments, suits, actions, recoveries and judgments of any nature and type brought by any third party against Lessor by reason of any negligence or acts or omissions of Lessee, its agents, representatives, or employees, during the term of this Agreement.

16.2                 Lessor shall indemnify Lessee, its shareholder, employees and invitees against, and hold Lessee, its shareholders, employees and invitees harmless from any and all damages arising to the Lessee from:

(i) any defects in the Property which have been unknown at the time of conclusion of this Agreement if they have not been caused by Lessee and /or Lessee’s occupancy and operation within the Property;

(ii) any activity, work or things done either by Lessor or with Lessor’s explicit permission in the Property; and

(iii) any breach, violation, or non-performance by Lessor or any person authorized by Lessor or the employees, agents, or contractors, of Lessor of any term, covenant, or provision of this Agreement or any law, ordinance, or governmental requirement of any kind.

XVII.

OTHER

17.1                 Each party to this Agreement shall pay its own expenses (including, without limitation, the fees and expenses of its agents, representatives, counsels and consultants) incidental to the preparation and carrying out of this Agreement.

17.2                 The Lessee is authorized to place a registered seat and address of its legal entity or its branch in Brno in the Premises, the Lessor hereby grants its consent. Upon Lessee’s request the Lessor commits to provide the Lessee with written confirmation of its consent as it may be required for registration purposes at the Commercial Register or Entrepreneur Register.

XVIII.

APPLICABLE LAW, ARBITRATION

18.1                 This Agreement shall be governed by and construed in accordance with Czech law, in particular the Act No. 40/1964 Coll., Civil Code, as amended, Act No. 513/1991 Coll., Commercial Code, as amended, and Act No. 116/1990 Coll., the Act on Non-residential Premises, as amended.

18.2                 All disputes arising out of or in relation to this Agreement (including a dispute regarding the existence, validity, interpretation, breach or termination of this Agreement or the consequences of its nullity) shall be referred to and finally settled by the Court of Arbitration of the Economic Chamber of the Czech Republic and the Agrarian Chamber of the Czech Republic in accordance with its rules by one (1) arbitrator appointed in accordance with its Rules. The place and seat of any arbitration proceedings shall be Prague, Czech Republic. The language in which such arbitration shall be conducted shall be Czech. Any judgment or determination rendered shall be final and binding on the parties thereto, shall determine the liabilities of the parties as to costs incurred by the parties and may be entered in any court having jurisdiction or application may be made to such court for an order of enforcement, as the case may require.

XIX.

GUARANTEE

19.1                 The Lessee shall provide the Lessor with a deposit amounting to 6 monthly Rent and service costs payments, i.e. 93,640.50 EUR (in words: ninety three thousand six hundred and forty Euro fifty Cents) or with an irrevocable and unconditional deed of guarantee from a reputable British bank in the same amount in the form attached as Enclosure F hereto (hereinafter referred to as “Guarantee”) within 15 day after conclusion hereof. The Guarantee is covering all financial risks arising under and in connection with this Agreement. The Guarantee shall be assignable to any company or another legal entity controlling or being controlled by the Lessor or belonging to the group of CTP companies by virtue of paragraph 66a of the Czech Commercial Code. The Lessee is obliged to keep this Guarantee valid and enforceable and covering the above stipulated amount during the whole time of duration hereof. Should the Lessee breach any of the aforementioned obligation, the Lessor shall be entitled to a contractual penalty equal to 100,00 EUR (in words: one hundred Euro) for each day the event of default is lasting.

XX.

FINAL PROVISIONS

20.1                 If any provision of this Agreement becomes invalid or unenforceable, the other provisions shall remain fully valid and effective and the parties shall replace such invalid or unenforceable provisions by another provision that shall come closest to the original intent of the parties.

20.2                An integral part of this Agreement is Enclosure I subject of which are the Rules of Operation of Spielberk Office Centre Brno dated 1st February 2010 binding on the date of concluding this Agreement upon all tenants/subtenants of the premises located in the Spielberk Office Centre (“Rules of Operation”). The Lessee undertakes to comply with the Rules of Operation.

20.3                 The Lessee hereby undertakes not to place any logo, advertising copy, watchward or visualization wherever on the window or close to the window and/or within the Premises that may be visible from outside of IQ Building E.

20.4                 Any notice required or authorised to be given under this Agreement, shall be in writing and signed by (or by some person duly authorised by) the person giving it and may be delivered or sent by facsimile or registered post to the address or fax number of the relevant Party as specified below (or to such other address or fax number as shall have been duly notified in accordance with this Article):

(i)                                     If to the Lessor:

CTP Heršpická, spol. s r.o.

Address: Národní 41/973, Postal Code 110 00, Prague 1, Czech Republic

Fax: 420 225 574 455

FAO: Mr. Michal Koranda

and

CTP Invest, spol. s r.o.

Address: Humpolec, Central Trade Park D1 1571, PSČ 396 01

Fax: 420 565 533 501

FAO: Mr. Remon L. Vos

(ii)                                    If to the Lessee:

Edwards Services, s.r.o.

c/o Pavel Šustek

Address: Jana Sigmunda 300, Lutin 783 49, Olomouc, Czech Republic

Fax: +420 533 441 076

FAO: Pavel Sustek

20.5                 Any changes or amendments to this Agreement shall be made in writing, and signed by the Parties.

20.6                The following enclosures form an integral part of this Agreement:

Enclosure ./A — Floor plan

Enclosure ./B — Equipment & Fittings

Enclosure ./C — Permits for operation of Buildings

Enclosure ./D — Extract from the Commercial Register of the Lessee

Enclosure ./E — intentionally omitted

Enclosure ./F — Bank guarantee

Enclosure ./G — Plan of Parking places

Enclosure ./H — List of services provided by the Lessee/Lessor

Enclosure ./I — Rules of Operation of Spielberk Office Centre

20.7                 The address to which any reminders, notices or any other official mail among the Parties shall be sent is the address stated in the heading of this Agreement, unless another address has been announced by the Party to the other Parties. In all cases, when for the effectiveness of certain action

(document) under this Agreement it is necessary its delivery to the other Party, this action comes into effect (besides the regular delivery to the addressee) also upon the day of the returned delivery of the mail to the sender, non-acceptance or non-collection of the mail by the addressee.

20.8                 This Agreement has been executed in three 3 (three) originals in the English language. The Lessor shall receive two (2) originals hereof and the Lessee one (1) original.

20.9                 This Agreement becomes valid upon its signature by all Parties.

*                                         *                                         *

Signed in Crawley, United Kingdom, on 13 July 2011.

/s/ Tohái Velemínský	/s/ Jiří Richter
CTP Heršpická, spol. s r.o.	CTP Heršpická, spol. s r.o.
Mr. Tohái Velemínský	Mr. Jiří Richter
Executive Director	Executive Director

/s/ Jan Vymazal
Edwards Services, s.r.o.
Jan Vymazal
Director